Exhibit 99.1

GlobalSCAPE Regains Compliance with NYSE American Continued Listing Standards
SAN ANTONIO – June 25, 2018 – GlobalSCAPE, Inc. (NYSE American: GSB), a worldwide leader in the secure movement and integration of data, announced today that it has regained compliance with the NYSE American LLC (the “Exchange”) continued listing standards.

As previously reported by the Company in a Current Report on Form 8-K on August 28, 2017, GlobalSCAPE received notice on August 22, 2017 that the Company was not in compliance with the continued listing standards of the NYSE American Company Guide (the “Company Guide”).

In a letter dated June 15, 2018, NYSE Regulation notified GlobalSCAPE that the Company had resolved its listing deficiency with respect to Sections 134 and 1101 of the Company Guide since it filed with the Securities and Exchange Commission on June 14, 2018 its complete Form 10-Qs for the periods ended March 31, 2017, June 30, 2017, September 30, 2017, March 31, 2018, and Form 10-K for the period ended December 31, 2017, as well as its previously withdrawn Form 10-K for the period ended December 31, 2016. As a result, the Company has successfully regained compliance with the Exchange’s continued listing standards. Accordingly, the late filer (“.LF”) indicator will no longer be disseminated with the Company’s ticker symbol, and the Company will be removed from the list of NYSE American non-compliant issuers on the Exchange’s website.

About GlobalSCAPE
GlobalSCAPE, Inc. (NYSE MKT: GSB) is a pioneer in securing and automating the movement and integration of data seamlessly in, around and outside your business, between people and places, in and out of the cloud.  GlobalSCAPE provides technology that automates your work and secures your data, while giving visibility to those who need it. GlobalSCAPE makes business flow brilliantly. For more information, visit http://www.globalscape.com or follow the blog and Twitter updates.

Safe Harbor Statement
This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. The words “would,” “exceed,” “should,” “anticipates,” “believe,” “expect,” and variations of such words and similar expressions identify forward-looking statements, but their absence does not mean that a statement is not a forward-looking statement. These forward-looking statements are based upon the Company’s current expectations and are subject to a number of risks, uncertainties and assumptions. The Company undertakes no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise. Among the important factors that could cause actual results to differ significantly from those expressed or implied by such forward-looking statements are risks that are detailed in the Company’s Annual Report on Form 10-K for the year ended December 31, 2017  filed with the SEC on June 14, 2018; the discovery of additional information relevant to the internal investigation; the conclusions of the Company’s Audit Committee (and the timing of the conclusions) concerning matters relating to the internal investigation; the possibility that additional errors relevant to the recently completed restatement may be identified; pending litigation and other proceedings and the possibility of further legal proceedings adverse to GlobalSCAPE resulting from the restatement or related matters; and the costs associated with the restatement and the investigation.

GlobalSCAPE Press Contact
Contact: Lisa Kilpatrick
Phone Number: (210) 308-8267
 Email: PR@GlobalSCAPE.com

GlobalSCAPE Investor Relations Contact
Contact: Matt Glover or Najim Mostamand, CFA
Phone Number: (949) 574-3860
Email: IR@GlobalSCAPE.com